Exhibit 97.1

QXO, INC.
COMPENSATION RECOVERY POLICY
Effective as of June 6, 2024

1.Purpose. This Policy sets forth the terms on which the Company may recover erroneously awarded compensation to its executive officers. This Policy is intended to comply with Section 10D of the Exchange Act and Nasdaq Listing Rule 5608 (or the listing standards of any other national stock exchange or quotation system on which the Company’s securities are listed or quoted).
2.Definitions. Unless the context otherwise requires, the following terms used in this Policy shall have the following meanings:
(a)“Board” means the Board of Directors of the Company.
(b)“Committee” means the Compensation and Talent Committee of the Board.
(c)“Company” means QXO, Inc.
(d)“Effective Date” means June 6, 2024.
(e)“Exchange” means the Nasdaq Stock Market (or any other national stock exchange or quotation system on which the Company’s securities are listed or quoted).
(f)“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.
(g)“erroneously awarded compensation” has the meaning set forth in Section 3(c).
(h)“executive officer” means any executive officer of the Company within the meaning of Rule 10D-1 promulgated under the Exchange Act and Nasdaq Listing Rule 5608 (or the listing standards of any other national stock exchange or quotation system on which the Company’s securities are listed or quoted).
An “executive officer” for purposes of this Policy includes at a minimum executive officers identified pursuant to Item 401(b) of SEC Regulation S-K.
(i)“financial reporting measures” means measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from such measures. Stock price and total shareholder return are also financial reporting measures. A financial reporting measure need not be presented within the financial statements or included in a filing with the SEC.
(j)“incentive-based compensation” means any compensation that is granted, earned or vested based wholly or in part upon the attainment of a financial reporting measure.
(k)“Policy” means this QXO, Inc. Compensation Recovery Policy, as in effect from time to time.
(l)“received” has the following meaning: incentive-based compensation is deemed received in the Company’s fiscal period during which the financial reporting measure specified in the incentive-based compensation award is attained, even if the payment or grant of the incentive-based compensation occurs after the end of that period.
(m)“SEC” means the U.S. Securities and Exchange Commission.
3.Recovery of Erroneously Awarded Compensation. The Company shall recover reasonably promptly the amount of erroneously awarded compensation in the event that the Company is required to prepare an accounting restatement due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.
(a)Scope of Policy. This Policy shall apply to all incentive-based compensation received on or after October 2, 2023 by a person:
(i)After beginning service as an executive officer;
(ii)Who served as an executive officer at any time during the performance period for that incentive-based compensation;
(iii)While the Company has a class of securities listed on a national securities exchange or a national securities association; and
(iv)During the three completed fiscal years immediately preceding the date that the Company is required to prepare an accounting restatement as described in the first paragraph of this Section 3. In addition to these last three completed fiscal years, this Policy shall apply to any transition period (that results from a change in the Company’s fiscal year) within or immediately following those three completed fiscal years. However, a transition period between the last day of the Company’s previous fiscal year end and the first day of its new fiscal year that comprises a period of nine to 12 months would be deemed a completed fiscal year. The Company’s obligation to recover erroneously awarded compensation is not dependent on if or when the restated financial statements are filed.

(b)Date of Accounting Restatement. The date that the Company is required to prepare an accounting restatement as described in the first paragraph of this Section 3 is the earlier to occur of:
(i)the date on which the Board, a committee thereof or the Company’s officer(s) authorized to take such action if Board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an accounting restatement as described in the first paragraph of this Section 3; and
(ii)the date a court, regulator or other legally authorized body directs the Company to prepare an accounting restatement as described in the first paragraph of this Section 3.
(c)Amount Subject to Recovery. The amount of incentive-based compensation subject to this Policy (“erroneously awarded compensation”) is the amount of incentive-based compensation received that exceeds the amount of incentive-based compensation that otherwise would have been received had it been determined based on the restated amounts, and shall be computed without regard to any taxes paid. For incentive-based compensation based on stock price or total shareholder return, where the amount of erroneously awarded compensation is not subject to mathematical recalculation directly from the information in an accounting restatement: (i) the amount shall be based on a reasonable estimate of the effect of the accounting restatement on the stock price or total shareholder return upon which the incentive-based compensation was received; and (ii) the Company shall maintain documentation of the determination of that reasonable estimate and provide such documentation to the Exchange.
(d)Impracticability of Recovery. The Company shall recover erroneously awarded compensation in compliance with this Policy except to the extent that the conditions of clauses (i), (ii) or (iii) below are met, and the Committee (or in the absence thereof, a majority of the independent directors serving on the Board) has made a determination that recovery would be impracticable.
(i)The direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered. Before concluding that it would be impracticable to recover any amount of erroneously awarded compensation based on expense of enforcement, the Company shall make a reasonable attempt to recover such erroneously awarded compensation, document such reasonable attempt(s) to recover, and provide that documentation to the Exchange.
(ii)Recovery would violate home country law where that law was adopted prior to November 28, 2022. Before concluding that it would be impracticable to recover any amount of erroneously awarded compensation based on violation of home country law, the Company shall obtain an opinion of home country counsel, acceptable to the Exchange, that recovery would result in such a violation, and shall provide such opinion to the Exchange.

(iii)Recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder.
(e)Prohibition on Indemnification. The Company shall not indemnify any current or former executive officer against the loss of erroneously awarded compensation.
(f)Administrator Indemnification. Any members of the Committee or other members of the Board who assist in the administration of this Policy shall not be personally liable for any action, determination or interpretation made with respect to this Policy and shall be fully indemnified by the Company to the fullest extent under applicable law and Company policy with respect to any such action, determination or interpretation. The foregoing sentence shall not limit any other rights to indemnification of the members of the Board under applicable law or Company policy.
(g)Method of Recovery. The Committee shall determine, in its sole and exclusive discretion, the method or methods for recovering any erroneously awarded compensation, which methods need not be the same, or applied in the same manner, to each executive officer, provided that any such method shall provide for reasonably prompt recovery and otherwise comply with any requirements of the Exchange.
4.Disclosure. The Company shall file all disclosures with respect to this Policy in accordance with the requirements of the Federal securities laws, including the disclosure required by the applicable rules of the SEC.
5.Administration.
(a)Effective Date. This Policy shall take effect on the Effective Date and shall supersede and replace the SilverSun Technologies, Inc. Compensation Recovery Policy, dated November 2023, in its entirety.
(b)Authority of Committee. This Policy shall be administered and interpreted by the Committee in accordance with Nasdaq Listing Rule 5608 (or the listing standards of any other national stock exchange or quotation system on which the Company’s securities are listed or quoted), Section 10D of the Exchange Act and other applicable Federal securities laws and regulations. Except as limited by applicable law, and subject to the provisions of this Policy, the Committee shall have full power, authority and sole and exclusive discretion to construe, interpret and administer this Policy, and to delegate its authority pursuant to this Policy. In addition, the Committee shall have full and exclusive power to adopt such rules, regulations and guidelines for carrying out this Policy and to amend this Policy, in each case, as it may deem necessary or proper. Subject to Section 3(d), this Policy also may be administered by the Board, and references in this Policy to the “Committee” shall be understood to refer to the full Board.
(c)Decisions Binding. In making any determination or in taking or not taking any action under this Policy, the Committee may obtain and rely on the advice of experts, including employees of, and professional advisors to, the Company. Any action taken by, or inaction of, the Committee or its delegates relating to or pursuant to this Policy shall be within the absolute discretion of the Committee or its delegates. Such action or inaction of the Committee or its delegates shall be conclusive and binding on the Company and any current or former executive officer affected by such action or inaction.
(d)Policy Not Exclusive. Any right of recovery under this Policy is in addition to, and not in lieu of, any other remedies or rights of recovery, recoupment, forfeiture or offset that may be available to the Company pursuant to the terms of any other applicable Company policy, compensation or benefit plan, agreement or arrangement or other agreement or applicable law; provided, however, that there shall be no duplication of recovery of the same compensation.

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